EXHIBIT  5



                                August 25, 1997



Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, Nebraska  68131

     Re:  Form S-8 Registration Statement

Gentlemen:

     Reference is made to the Registration Statement on Form S-8 of Peter Kiewit Sons', Inc. (the "Company"), to be filed with the Securities and Exchange Commission on or about August 25, 1997 (the "Registration Statement"). The Registration Statement will register 1,750,000 shares of Class D Diversified Group Convertible Exchangeable Common Stock and $10,000,000.00 of 1997 Series Convertible Debentures due October 31, 2007.

     As counsel to the Company, I am familiar with the contents of the Registration Statement, the terms and conditions of the securities to be registered thereunder, and the Trust Indenture under which the Convertible Debentures will be issued.

     Based on the foregoing, it is my opinion that:

     1.	The shares of Class D Diversified Group Convertible
Exchangeable Common Stock, when sold pursuant to the offering contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

     2.	The 1997 Series Convertible Debentures, when issued and
sold pursuant to such offering and in accordance with the terms of the Trust Indenture, will be binding obligations of the Company.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Yours very truly,



                                   /s/ Kenneth D. Gaskins
KDG/lsv						                      Kenneth D. Gaskins
                                   Corporate Counsel